Exhibit (d)(ii)

AMENDMENT TO

AMENDED AND RESTATED GOVERNANCE AGREEMENT

This Amendment to the Amended and Restated Governance Agreement (this “Amendment”) is entered into effective as of April 25, 2007, by and among SmithKline Beecham Corporation, a Pennsylvania corporation (“GSK”), Theravance, Inc., a Delaware corporation (the “Company”), GlaxoSmithKline plc, an English public limited company (“GlaxoSmithKline”) and Glaxo Group Limited, a limited liability company organized under the laws of England and Wales (“GGL” and with each of GSK, GlaxoSmithKline and the Company, a “Party”) and amends the Amended and Restated Governance Agreement (the “Governance Agreement”) entered into as of June 4, 2004, by and among the Parties.  All defined terms not defined in this Amendment shall have the meaning ascribed to them in the Governance Agreement.

WHEREAS, the Company’s Restated Certificate of Incorporation (the “Restated Certificate”) and the Governance Agreement contain provisions relating to the redemption of the Company’s Common Stock and a simultaneous issuance of Class A Common Stock to GSK pursuant to the mechanics of a call right and a put right;

WHEREAS, the Company’s stockholders, including GSK and GGL have approved a Certificate of Amendment to the Company’s Restated Certificate of Incorporation (the “Certificate Amendment”) to allow the Company to issue a combination of Class A Common Stock and Common Stock to GSK in connection with the exercise of the call right or the put right;

WHEREAS, contemporaneous with the filing of the Certificate Amendment, the Parties desire to amend provisions of the Governance Agreement to provide consistency between the Restated Certificate, as amended by the Certificate Amendment, and the Governance Agreement as it relates to the issuance of Class A Common Stock and Common Stock to GSK upon the exercise of the call right or the put right;

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises and covenants contained herein, the parties agree as follows:

1.             All references to the Company’s Restated Certificate of Incorporation or Certificate of Incorporation in the Governance Agreement shall refer to the Company’s Restated Certificate of Incorporation, as amended by the Certificate Amendment.

2.             Article III, Section 3.1(a) of the Governance Agreement be amended by replacing the last sentence thereof so that such sentence shall be and read as follows:

In exchange for such payment, the Company will issue to GSK (or to its designated Affiliate), on the Call Date as specified in the Call Notification, an equal number of duly authorized and validly issued shares of Class A Common Stock and Common Stock, such that the aggregate number of shares issued is equal to the number of shares of Common Stock acquired thereby by the Company upon cancellation of the Common Stock subject to the Call pursuant to Section C.6(a) of Article IV of the Certificate of Incorporation (provided that if the aggregate number of shares to be issued is an odd number, then one more share of Class A Common Stock shall be issued than of Common Stock).

3.             Article III, Section 3.4(a) of the Governance Agreement be amended by replacing the second sentence thereof so that such sentence shall be and read as follows:

In exchange for such payment, the Company will issue to GSK (or to its designated Affiliate), within five business days following the end of the Put Period, an equal number of duly authorized and validly issued shares of Class A Common Stock and Common Stock, such that the aggregate number of shares issued is equal to the number of shares of Common Stock acquired thereby by the Company (provided that if the aggregate number of shares to be issued is an odd number, then one more share of Class A Common Stock shall be issued than of Common Stock).

4.             Article III, Section 3.4(b) of the Governance Agreement be amended by replacing the second sentence and the third sentence thereof so that such sentences shall be and read as follows:

In exchange for the payment by GSK or GlaxoSmithKline or any of their Affiliates of the amount specified in clause (x) of the immediately preceding sentence (which amount shall be invested by the Company in a money market fund which holds primarily U.S. government obligations until such time as any amounts are paid to creditors or stockholders (it being specified that the returns on such investment shall be paid to GSK or GlaxoSmithKline upon demand)), the Company will issue to GSK (or its designated Affiliate), an equal number of duly authorized and validly issued shares of Class A Common Stock and Common Stock, such that the aggregate number of shares issued is equal to 50% of the Callable/Puttable Shares (provided that if the aggregate number of shares to be issued is an odd number, then one more share of Class A Common Stock shall be issued than of Common Stock).  Immediately following the expiration of the Put Period, if the Put has not been exercised with respect to 50% of the then Callable/Puttable Shares and if GSK or GlaxoSmithKline shall have complied with clause (x) of the first sentence of this Section 3.4(b), (1) the Company shall refund to GSK or GlaxoSmithKline, as the case may be, (or their designated Affiliate) an amount (together with any interest actually earned thereon) equal to the product of the Put Price times the number of Callable/Puttable Shares with respect to which the Put has not been exercised and (2) GSK (or by its designated Affiliate) shall, in exchange for such payment by the

Company, contribute to the Company an equal number of duly authorized and validly issued shares of Class A Common Stock and Common Stock, such that the aggregate number of shares contributed is equal to the number of Callable/Puttable Shares with respect to which the Put has not been exercised (provided that if the aggregate number of shares to be contributed is an odd number, then one more share of Class A Common Stock shall be contributed than of Common Stock).

5.             This Amendment, the Agreement and the agreements specifically referred to herein and therein constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.

6.             This Amendment shall be governed by and construed in accordance with and governed by the law of the State of Delaware, without regard to the conflicts of laws principles thereof.  Any action brought, arising out of, or relating to this Amendment shall be brought in the Court of Chancery of the State of Delaware.  Each Party hereby irrevocably submits to the exclusive jurisdiction of said Court in respect of any claim relating to the validity, interpretation and enforcement of this Amendment, and hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding in which any such claim is made that it is not subject thereto or that such action suit or proceeding may not be brought or is not maintainable in such courts, or that the venue thereof may not be appropriate or that this agreement may not be enforced in or by such courts.

7.             In the event of the invalidity of any provisions of this Amendment or if this Amendment contains any gaps, the Parties agree that such invalidity or gap shall not affect the validity of the remaining provisions of this Amendment.  The Parties will replace an invalid provision or fill any gap with valid provisions which most closely approximate the purpose and economic effect of the invalid provision or, in case of a gap, the parties’ presumed intentions.  In the event that the terms and conditions of this Amendment are materially altered as a result of the preceding sentences, the Parties shall renegotiate the terms and conditions of this Amendment in order to resolve any inequities.  Nothing in this Amendment shall be interpreted so as to require any Party to violate any applicable laws, rules or regulations.

8.             This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the parties hereby have executed this Agreement on the date first written below.

THERAVANCE, INC.

Date:	April 25, 2007	By:	/s/ Rick E Winningham
		Name:	Rick E Winningham
		Title:	Chief Executive Officer

SMITHKLINE BEECHAM CORPORATION

Date:	May 4, 2007	By:	/s/ Donald F. Parman
		Name:	Donald F. Parman
		Title:	Vice President & Secretary

GLAXOSMITHKLINE plc

Date:	May 11, 2007	By:	/s/ Julian Heslop
		Name:	Julian Heslop
		Title:	Chief Financial Officer

GLAXO GROUP LIMITED

Date:	May 10, 2007	By:	/s/ Victoria Whyte
		Name:	Victoria Whyte
		Title:	Assistant Secretary

SIGNATURE PAGE TO AMENDMENT TO AMENDED AND RESTATED GOVERNANCE AGREEMENT